Exhibit 99.1

Oxford Immunotec Reports Second Quarter 2018 Financial Results

●	Second quarter Tuberculosis (TB) revenue growth of 17%, with record TB revenue in the United States
●	Gross margin improved by 450 basis points compared to prior year period and 630 basis points on a sequential basis
●	Launch of transformative T-Cell Select™ product to enable full automation of T-SPOT®.TB test

OXFORD, United Kingdom and MARLBOROUGH, Mass., July 31, 2018 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD), a global, high-growth diagnostics company, today announced second quarter 2018 financial results.

“We are pleased with our second quarter performance, which included a strong uptick in TB revenue growth, robust gross margin expansion, and continued progress advancing the company towards profitability,” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec.

By revenue type, total revenues were, in millions:

	Three Months Ended June 30,
	2018	2017	Percent Change

Product	$11.7	$10.4	12%
Service	17.6	15.7	12%
Total Revenue	$29.3	$26.1	12%

By indication, total revenues were, in millions:

	Three Months Ended June 30,
	2018	2017	Percent Change

Tuberculosis	$25.0	$21.3	17%
Tick-Borne Disease and Other	4.3	4.8	-9%
Total Revenue	$29.3	$26.1	12%

By geography, total revenues were, in millions:

	Three Months Ended June 30,
			Percent Change
	2018	2017	As Reported	Constant Currency (1)

United States	$17.7	$16.1	10%	10%
Europe & ROW	2.2	1.9	17%	10%
Asia	9.4	8.1	16%	15%
Total Revenue	$29.3	$26.1	12%	11%

(1) Changes in revenue include the impact of changes in foreign currency exchange rates. We use the non-GAAP financial measure "constant currency basis" in our filings to show changes in our revenue without giving effect to period-to-period currency fluctuations. We consider the use of a period over period revenue comparison on a constant currency basis to be helpful to investors, as it provides a revenue growth measure free of positive or negative volatility due to currency fluctuations.

Second Quarter 2018 Financial Results

Revenue for the second quarter of 2018 was $29.3 million, representing a 12% increase from second quarter 2017 revenue of $26.1 million. On a constant currency basis, revenue growth was 11% versus the prior year period. Tuberculosis revenue for the second quarter of $25.0 million increased 17% over the prior year period.

2018 second quarter product revenue was $11.7 million, representing a 12% increase from product revenue of $10.4 million in the second quarter of 2017. The increase was attributable to strong growth in both Asia and Europe & ROW. Service revenue for the second quarter of 2018 was $17.6 million, up 12% from 2017 second quarter service revenue of $15.7 million. The increase in service revenue was primarily driven by increased tuberculosis revenues in the United States and United Kingdom.

United States revenue was $17.7 million in the second quarter of 2018, representing a 10% increase from revenue of $16.1 million in the prior year period. The increase was due to growth in our core tuberculosis business, which was partially offset by an expected decline in blood donor screening revenue.

Europe & ROW revenue was $2.2 million in the second quarter of 2018, representing a 17% increase compared to the second quarter of 2017. On a constant currency basis, Europe & ROW revenue increased 10% versus the second quarter of 2017. The increase was driven by strong tuberculosis revenue growth in core European markets, especially in the United Kingdom.

Asia revenue was $9.4 million in the second quarter of 2018, representing an increase of 16% compared to 2017 second quarter revenue of $8.1 million. On a constant currency basis, Asia revenue increased 15% versus the second quarter of 2017.

Gross profit for the second quarter of 2018 was $16.6 million, an increase of approximately $3.0 million from gross profit of $13.6 million in the same period of 2017. Gross margin was 56.7%, an increase of 450 basis points from gross margin of 52.2% in the second quarter of 2017. The increase in gross margin was primarily the result of lower royalty expenses, product mix, and continued operating improvements.

Operating expenses were $21.4 million in the second quarter of 2018, a decrease of approximately $10.0 million compared to $31.4 million in the second quarter of 2017. Excluding settlement and other one-time items in both periods, operating expenses for the second quarter of 2018 decreased approximately $2.2 million compared to the second quarter of 2017.

Net loss for the second quarter of 2018 was $6.5 million, or $0.25 per share, compared to $16.8 million, or $0.74 per share, in the second quarter of 2017. Net loss per share was based on 25,845,124 and 22,805,379 weighted average ordinary shares outstanding for the second quarters of 2018 and 2017, respectively.

EBITDA for the second quarter of 2018 was $(4.0) million compared to $(17.4) million in the second quarter of 2017. Adjusted EBITDA was $(1.8) million for the second quarter of 2018 compared to $(6.3) million in the same period in 2017. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Business Outlook

We continue to expect to report full year 2018 revenue of between $112 and $115 million, representing 9% - 12% year-over-year growth as reported.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, July 31, 2018 at 8:00 a.m. Eastern Time to discuss its second quarter 2018 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone, please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 9268558 approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions. The Company's first product is the T-SPOT.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company's second product line is a range of assays for tick-borne diseases, such as Lyme disease. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT, T-Cell Select and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd. Immunetics is a trademark of Immunetics, Inc.

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including statements about our anticipated plans, objectives, and intentions, including effects on future financial and operating results, prospects for sales of our products and other statements that are not historical facts. The forward-looking statements in this release are based on current expectations, assumptions and data available as of the date of this release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers that could affect the Company's business and prospects; as well as our ability to expeditiously and successfully expand our sales and distribution networks. The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described under the "Risk Factors" section in our filings with the Securities and Exchange Commission ("SEC"). Our filings are available for free by visiting the investor section of our website, www.oxfordimmunotec.com, or the SEC's website, www.sec.gov.

Investors should give careful consideration to these risks and uncertainties. Forward-looking statements contained herein are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements contained herein, which speak only as of the date of this release. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media and Investor Inquiries:

Karen Koski

VP, Strategy and Investor Relations

Oxford Immunotec

Tel: +1 (508) 556-1377

kkoski@oxfordimmunotec.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except share and per share data)	2018	2017	2018	2017
Revenue
Product	$11,721	$10,422	$19,656	$18,808
Service	17,597	15,698	31,032	28,817
Total revenue	29,318	26,120	50,688	47,625
Cost of revenue
Product	3,477	4,094	6,051	7,339
Service	9,229	8,398	17,245	15,650
Total cost of revenue	12,706	12,492	23,296	22,989
Gross profit	16,612	13,628	27,392	24,636
Operating expenses:
Research and development	3,385	3,948	7,129	7,753
Sales and marketing	9,308	10,041	18,713	19,681
General and administrative	7,116	7,990	14,044	14,866
Change in fair value of contingent purchase price consideration	—	(238)	—	(2,595)
Settlement expense	1,560	9,635	1,767	9,635
Total operating expenses	21,369	31,376	41,653	49,340
Loss from operations	(4,757)	(17,748)	(14,261)	(24,704)
Other expense:
Interest expense, net	(733)	(807)	(1,337)	(1,630)
Foreign exchange losses	(151)	(547)	(254)	(653)
Other expense	(196)	(122)	(248)	(262)
Loss before income taxes	(5,837)	(19,224)	(16,100)	(27,249)
Income tax (expense) benefit	(634)	2,458	(697)	2,411
Net loss	$(6,471)	$(16,766)	$(16,797)	$(24,838)
Net loss per ordinary share—basic and diluted	$(0.25)	$(0.74)	$(0.65)	$(1.10)
Weighted-average shares used to compute net loss per ordinary share—basic and diluted	25,845,124	22,805,379	25,782,366	22,670,206

Reconciliation of net loss to Adjusted EBITDA (1)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2018	2017	2018	2017
Net loss	$(6,471)	$(16,766)	$(16,797)	$(24,838)
Income tax expense (benefit)	634	(2,458)	697	(2,411)
Interest expense, net	593	667	1,057	1,341
Depreciation and amortization of intangible assets	1,110	990	2,243	1,993
Accretion and amortization of loan fees	140	140	280	289
EBITDA	(3,994)	(17,427)	(12,520)	(23,626)

Reconciling items:
Share-based compensation expense	922	1,434	2,746	2,760
Unrealized exchange (gains) losses	(323)	319	(482)	281
Change in fair value of contingent purchase price consideration	—	(238)	—	(2,595)
Settlement expense	1,560	9,635	1,767	9,635
Adjusted EBITDA	$(1,835)	$(6,277)	$(8,489)	$(13,545)

(1) EBITDA and Adjusted EBITDA are non-GAAP measures that we calculate as net loss, adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that these measures provide useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of these measures is not made in accordance with U.S. GAAP, and our computation of these measures may vary from others in the industry. Our use of these measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The above table presents a reconciliation of net loss, the most comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	June 30,	December 31,
(in thousands, except share and per share data)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$66,263	$90,332
Accounts receivable, net	19,742	16,981
Inventory, net	9,835	10,142
Prepaid expenses and other assets	4,088	3,027
Total current assets	99,928	120,482
Restricted cash, non-current	200	200
Property and equipment, net	12,712	9,067
Goodwill	3,967	3,967
Other intangible assets, net	7,521	7,849
Deferred tax asset	1,435	2,486
Other assets	181	185
Total assets	$125,944	$144,236

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,186	$6,842
Accrued liabilities	9,754	11,134
Settlement liability	4,451	4,342
Deferred income	46	36
Current portion of loans payable	94	91
Total current liabilities	18,531	22,445
Long-term portion of loans payable	30,136	29,904
Settlement liability	3,991	3,894
Other liabilities	122	364
Total liabilities	52,780	56,607

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 shares authorized at June 30, 2018 and December 31, 2017, and 25,957,954 and 25,661,634 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	272	269
Additional paid-in capital	297,906	294,613
Accumulated deficit	(218,338)	(201,541)
Accumulated other comprehensive loss	(6,676)	(5,712)
Total shareholders’ equity	73,164	87,629
Total liabilities and shareholders’ equity	$125,944	$144,236